UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): February 10, 2014

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-29829 (SEC File Number)	91-1815009 (IRS Employer Identification No.)

1101 S. Boone Street
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2014, Bank of the Pacific (the "Bank"), a wholly owned subsidiary of Pacific Financial Corporation (the "Company"), engaged Douglas N. Biddle to act as Executive Vice President and Chief Financial Officer of the Bank, pursuant to the terms of an employment agreement effective as of that date. Mr. Biddle, who replaces Denise Portmann following her promotion to the positions of President and Chief Executive Officer of the Bank earlier this year, will also serve as Treasurer of the Company.

Mr. Biddle's employment agreement provides for a base salary of $175,000 per year, subject to annual review and adjustment. Mr. Biddle is also eligible to participate in the Bank's incentive compensation plan at levels to be determined by the board of directors, and in all standard benefits provided to the Bank's executives, including but not limited to health, disability, and life insurance.

Mr. Biddle's employment agreement further provides for a two-year term, and automatically renews for an additional year on each one-year anniversary, unless 90 days' prior notice of termination is given by either the Bank or Mr. Biddle in accordance with the terms of the agreement. In addition, if Mr. Biddle is terminated by the Bank without cause and in the absence of a change of control, he will receive salary from the date of termination through the end of the then-current term of his agreement, and all forfeiture provisions affecting restricted stock awards and all vesting requirements affecting any stock options will lapse or be deemed fully completed.

If Mr. Biddle is terminated by the Bank within 24 months after a change in control, other than by reason of death or disability or for cause, or if he terminates employment for "good reason" within a 24-month period, he will be entitled to receive a payment equal to 24 times his base compensation during the most recent calendar month ending prior to termination. Payments will be made in equal monthly payments beginning on the 15th day of the calendar month immediately following the termination date and ending on the 15th day of the third calendar month of the calendar year immediately following the termination date, provided that amounts payable are subject to reduction to the extent that such payments would be deemed excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

Key terms in Mr. Biddle's employment agreement are defined as follows:

•	A "change in control" means a change in "ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Bank within the meaning of Section 409A of the Code.

•	"Cause" includes dishonesty; fraud; commission of a felony or a crime involving moral turpitude; deliberate violation or reckless disregard of statutes, regulations, or orders pertaining to financial institutions; destruction or theft of property or assets of the Bank or its customers; refusal to perform or willful malfeasance or gross negligence in the performance of his or her duties; and other described forms of misconduct that materially harms the Bank or its customers.

•	"Good reason" will be present, if, within 24 months following a change in control, and without consent, Mr. Biddle's assignment with the Bank is changed in a way that results in (1) a material diminution in base compensation, (2) a material diminution in authority, duties, or responsibilities, (3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom he reports, including a requirement that he report to a corporate officer or employee instead of reporting directly to the Bank's Board of Directors, (4) a material diminution in the budget over which he retains authority, (5) a material change in the geographic location at which he must perform services, or (6) any other material breach of his employment agreement by the Bank, provided that in order to qualify for a "good reason" termination, (A) he must provide notice of objection to a change in assignment within 90 days of a change, (B) the Bank must have failed to remedy the change within 30 days, and (C) he must voluntarily terminate employment within 30 days of the end of the Bank's cure period.

The employment agreement includes a prohibition on disclosure of confidential information concerning the Bank at any time as well as an agreement not to compete with the Bank for up to two years in the counties in which the Bank is operating. The Bank is entitled to receive certain payments for each breach of these provisions and may also seek injunctive relief.

The press release announcing Mr. Biddle's engagement by the Bank is filed as Exhibit 99.1 to this report. The foregoing description of Mr. Biddle's employment agreement is qualified in its entirety by reference to his actual employment agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Employment Agreement, dated as of February 10, 2014, between the Company and Douglas N. Biddle.
99.1	Press release dated February 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DATED: February 13, 2014	PACIFIC FINANCIAL CORPORATION
	By:	/s/ Dennis A. Long
Dennis A. Long President and Chief Executive Officer

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